EQUITABLE FINANCIAL LIFE INSURANCE COMPANY,

domiciled in New York

ENHANCED UPSIDE SEGMENT OPTION RIDER

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider that are applicable to Enhanced Upside Segments which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

This Rider is effective immediately.

The following is added to the definition of Segment:

SECTION [2.01(e)] SEGMENT

For Enhanced Upside Segments, “Segment” means an Investment Option we establish with a specific Index, Enhanced Upside Rate, Segment Duration, Segment Buffer, Segment Maturity Date, Performance Cap Rate, and Participation Rate.

The following is added to the definition of Segment Rate of Return:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the Enhanced Upside Segment Option, your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return will be:

Is positive	Equal to the lesser of the (1) Index Performance Rate multiplied by the Participation Rate and the Enhanced Upside Rate described in Section 2.01(s) below or (2) Performance Cap Rate[, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider if the ROP DB Rider is elected].

Is between zero and the Segment Buffer, inclusive of both	Equal to 0%[, minus the ROP DB Rider Charge cumulative percentage described in Section III of the ROP DB Rider if the ROP DB Rider is elected].

Is negative by a percentage greater than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer[, minus the ROP DB Rider Charge cumulative percentage described in Section III of the ROP DB Rider if the ROP DB Rider is elected].

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The following is added to the definition of Segment Type:

SECTION [2.01(r)] SEGMENT TYPE

For Enhanced Upside Segments, “Segment Type” means all Enhanced Upside Segments that have the same Index, Enhanced Upside Rate, Segment Duration, Segment Buffer, and Participation Rate. The Enhanced Upside Segment Type(s) currently available under your Contract is/are shown in your Data Pages.

The following definition is added to Part II of your Contract:

SECTION [2.01(t)] ENHANCED UPSIDE RATE

“Enhanced Upside Rate” means a positive number that is used as a multiplier of your Index Performance Rate when calculating your Segment Rate of Return on a Segment Maturity Date, subject to the table shown above in Section [2.01(n)], “Segment Rate of Return”. The Enhanced Upside Rate is only applied to the Index Performance Rate on a Segment Maturity Date when the Index Performance Rate is positive. The Enhanced Upside Rate is shown in your Data Pages under the Structured Investment Option listing of Segment Types and is shown in the Segment Type’s name.

The following is added to the Segment Interim Value section:

SECTION [2.04] SEGMENT INTERIM VALUE

For the Enhanced Upside Option, at the time the Segment Interim Value is determined, the Fair Value of Hypothetical Derivatives is calculated using an option pricing model for valuing several different hypothetical options: (1) buying an At-the-Money Call Option, (2) selling an Out-of-the-Money Call Option, and (3) selling an Out-of-the-Money Put Option.

At-the-Money Call Option gives the right to buy the relevant Index equal to the Segment Investment multiplied by the Enhanced Upside Rate on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date.

Out-of-the-Money Call Option gives the right to buy the relevant Index equal to the Segment Investment multiplied by the Enhanced Upside Rate on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date plus the Index price on the Segment Start Date multiplied by the Performance Cap Rate divided by the Enhanced Upside Rate.

Out-of-the-Money Put Option gives the right to sell the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date decreased by the Segment Buffer.

RIDER CHARGE

There is no charge for this Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[
Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

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